      As filed with the Securities and Exchange Commission on July 25, 2000

                                                   Registration No. 333- _______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                              STARBASE CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            DELAWARE                                  7372                            33-0567363
  (State or other jurisdiction             (Primary Standard Industrial             (IRS employer
of incorporation or organization)           Classification Code Number)         Identification number)


                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                DOUGLAS S. NORMAN
                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
              (Name, address, including zip code, telephone number,
                   including area code, of agent for service)


                                    COPY TO:
                           Martin Eric Weisberg, Esq.
                               Parker Chapin, LLP
                        The Chrysler Building, 7th Floor
                              405 Lexington Avenue
                               New York, NY 10174
                                 (212) 704-6000

--------------------------------------------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


================================================================================

                         CALCULATION OF REGISTRATION FEE


======================================================================================================================
                                                         Proposed
                                       Amount             Maximum                Proposed
                                        To Be            Aggregate                Maximum                Amount of
    Title of each class of           Registered          Price Per          Aggregate Offering        Registration Fee
 Securities to be registered             (1)             Share (2)                 Price
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
per share                             2,494,189           $9.2969             $23,188,163.36              $6,121.68

Common Stock, par value $0.01
per share                               146,379           $9.2969             $ 1,360,867.27              $  359.27
                                      ---------                               --------------              ---------

Total                                 2,640,568                               $24,549,030.63              $6,480.94
======================================================================================================================

(1) Represents the shares of common stock being registered for resale by the selling stockholders. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions included in the warrant agreements, including, among others, stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended, based on the average ($9.2969) of the high ($9.00) and low ($9.59375) price of the common stock on the Nasdaq SmallCap Market on July 21, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                      An Exhibit Index appears on page E-1

The information on this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                                2,640,568 SHARES

                              STARBASE CORPORATION

                                  COMMON STOCK


o The shares of common stock offered by this prospectus are being sold by the selling stockholders.

o We will not receive any proceeds from the sale of these shares. We will receive proceeds from the exercise of warrants and those proceeds will be used for our general corporate purposes.

o Our common stock is traded on the Nasdaq SmallCap Market under the symbol "SBAS." On July 21, 2000, the last reported sale price for our common stock as reported by the Nasdaq SmallCap Market was $9.063 per share.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

           ----------------------------------------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           ----------------------------------------------------------


               The date of this prospectus is ______________, 2000

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Risk Factors.........................................................   3

Forward-Looking Statements...........................................   9

Use of Proceeds......................................................   9

Selling Stockholders.................................................   9

Plan of Distribution.................................................  14

Where You Can Find More Information..................................  15

Indemnification of Directors and Officers............................  15

Legal Matters........................................................  16

Experts..............................................................  16

                                  RISK FACTORS

THE COMPANY'S BUSINESS IS SUBJECT TO A VARIETY OF RISKS AND SPECIAL CONSIDERATIONS. AS A RESULT, PROSPECTIVE INVESTORS IN THE COMPANY SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS DOCUMENT AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE DECIDING TO INVEST IN THE SHARES.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. IF WE ARE ADVERSELY AFFECTED BY SUCH RISKS, THEN THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

Our revenues and operating results for any quarter are not necessarily indicative of results to be expected in future periods. We expect our common stock price to vary with our operating results and, consequently, any adverse fluctuations in our operating results could have an adverse effect on our stock price. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

     o the size and timing of customer orders and the recognition of revenue from those orders;

     o   changes in budgets or purchasing patterns of our customers;

     o increased pricing pressure from competitors in the software and Internet industries;

     o the introduction and market acceptance of new technologies and standards;

     o the integration of people, operations, and products from acquired businesses and technologies;

     o   changes in operating expenses and personnel; and

     o changes in general and specific economic conditions in the software and Internet industries.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR FUTURE LOSSES

Since our inception, we have had a history of losses and as of March 31, 2000, we had an accumulated deficit of $58,305,000. Further, our cash requirements to run our business have been and will continue to be significant. In the past, we have had negative cash flow from operations. We anticipate incurring additional losses until we can successfully develop, market and distribute our products. Developing software products is difficult and time consuming and requires the coordinated participation of various technical and marketing personnel and, at times, independent third-party suppliers. This development process often encounters unanticipated delays and expenses. The likelihood of the success of our business must be considered in light of the problems, expenses, difficulties, complications and unforeseen delays frequently encountered in connection with the development of new software technologies. Further, our ability to achieve or sustain our revenue or profit goals depends on a number of factors outside of our control, including the extent to which:

     o there is market acceptance of commercial services utilizing our products;

     o our competitors announce and develop competing products or significantly lower their prices; and

     o   our customers promote our product.

We may not be able to achieve our goals and become profitable.

WE RELY HEAVILY ON SALES OF STARTEAM AND IF IT DOES NOT SUSTAIN OR INCREASE MARKET ACCEPTANCE, WE ARE LIKELY TO EXPERIENCE LARGER LOSSES

For the year ended March 31, 2000, we generated 86% of our total revenues and 91% of our licensing revenues from licenses of our StarTeam product line. We believe that revenues generated from StarTeam will continue to account for a large percentage of our revenues for the foreseeable future. A decline in the price of, or demand for, StarTeam would have a material adverse effect on our business, operating results and financial condition. The following events may reduce the demand for StarTeam:

     o   competition from other products;

     o flaws in our software products or incompatibility with third-party hardware or software products;

     o   negative publicity or evaluation of our company; or

     o obsolescence of the hardware platforms or software environments in which our systems run.

In addition, our future financial performance will depend upon successfully developing and selling enhanced versions of StarTeam. If we fail to deliver product enhancements or new products for our customers it will be difficult for us to succeed.

WE FACE INTENSE COMPETITION FOR EBUSINESS SOFTWARE, WHICH COULD MAKE IT DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS

The eBusiness software market is intensely competitive and rapidly evolving. Our customers' requirements and the technology available to satisfy those requirements continually change. We expect competition to intensify in the future. Our principal competitors include in-house development efforts by potential customers or partners, vendors of code management software, and vendors of content management software. Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. If we fail to compete successfully against current or future competitors, we could lose customers and our business, operating results and financial condition would suffer.

THE SALES CYCLE FOR OUR PRODUCTS CAN BE LONG AND MAY HARM OUR OPERATING RESULTS

The period of time between initial customer contact and an actual sales order may span several months. This long sales cycle increases the risk that we will not forecast our revenue accurately and adjust our expenditures accordingly. The longer the sales cycle, the more likely a customer is to decide not to purchase our products or to scale down its order of our products for various reasons, including changes in our customers' budgets and purchasing priorities and actions by competitors, including introduction of new products and price reductions. In addition, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our products, which may cause additional delays during the evaluation process.

WE MUST ATTRACT AND RETAIN QUALIFIED PERSONNEL, WHICH IS PARTICULARLY DIFFICULT FOR US BECAUSE WE COMPETE WITH OTHER SOFTWARE COMPANIES WHERE COMPETITION FOR PERSONNEL IS EXTREMELY INTENSE

Our success depends on our ability to attract and retain qualified, experienced employees. We compete in a relatively new market and there are a limited number of people who have acquired the skills needed to provide the services that our clients demand. We compete for experienced engineering, sales and consulting personnel with Internet professional services firms, software vendors, consulting firms and professional services companies. Since we may issue options as compensation to recruit employees, the volatility of the market price of our common stock may make it difficult for us to attract and retain highly qualified employees.

In addition, our customers that license our software generally engage our professional services organization to assist with support, training, consulting and implementation of their Web solutions. While we have recently established relationships with some third-party service providers, we continue to be the primary provider of these services. Competition for qualified services personnel with the appropriate Internet specific knowledge is intense. We could also experience deterioration in service levels or decreased customer satisfaction. Any of these events could disrupt our business and have a materially adverse effect on our business, operating results and financial condition.

IF WE DO NOT DEVELOP OUR INDIRECT SALES CHANNEL, OUR REVENUES MAY DECLINE

Domestic and international resellers and original equipment manufacturers may be able to reach new customers more quickly or more effectively than our direct sales force. Although we are currently investing and plan to continue to invest significant resources to develop these indirect sales channels, we may not succeed in establishing a channel that can market our products effectively and provide timely and cost-effective customer support and services. In addition, we may not be able to manage conflicts across our various sales channels, and our focus on increasing sales through our indirect channel may divert management resources and attention from our direct sales efforts.

IF WE DO NOT CONTINUE TO RECEIVE REPEAT BUSINESS FROM EXISTING CUSTOMERS, OUR REVENUE WILL SUFFER

We generate a significant amount of our software license revenues from existing customers. Most of our current customers initially purchase a limited number of licenses as they implement and adopt our products. Even if the customer successfully uses our products, customers may not purchase additional licenses to expand the use of our products. Purchases of expanded licenses by these customers will depend on their success in deploying our products, their satisfaction with our products and support services and their use of competitive alternatives. A customer's decision to widely deploy our products and purchase additional licenses may also be affected by factors that are outside of our control or which are not related to our products or services. In addition, as we deploy new versions of our products or introduce new products, our current customers may not require the functionality of our new products and may decide not to license these products.

OUR PRODUCTS COULD BECOME OBSOLETE IF WE ARE UNABLE TO ADAPT TO THE RAPID CHANGES IN THE EBUSINESS MARKET

Rapidly changing Internet technology and standards may impede market acceptance of our products. The continued success of our products will require us to develop and introduce new technologies and to offer functionality that we do not currently provide. We may not be able to quickly adapt our products to new Internet technology. If Internet technologies emerge that are incompatible with StarTeam or other new Internet products that we develop, our products may become obsolete and existing and potential new customers may seek alternatives. The following factors characterize the markets for our products:

     o   rapid technological advances;

     o   evolving industry standards, including operating systems;

     o   changes in end-user requirements; and

     o   frequent new product introductions and enhancements.

To succeed, we will need to enhance our current products and develop new products on a timely basis to stay current with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our customers. Internet commerce technology, particularly eBusiness software technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could cause us to lose market share and have a material adverse effect on our business, operating results and financial condition.

IF WE FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS, THE MARKET ACCEPTANCE OF OUR PRODUCTS AND OUR FINANCIAL PERFORMANCE MAY SUFFER

To offer products and services to a larger customer base our direct sales force depends on strategic partnerships and marketing alliances to obtain customer leads, referrals and distribution. If we are unable to maintain our existing strategic relationships or fail to enter into additional strategic relationships, our ability to increase our sales will be harmed. We would also lose anticipated customer introductions and co-marketing benefits. In addition, our strategic partners may not regard us as significant for their own businesses. Therefore, they could reduce their commitment to us or terminate their relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products and services. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITION OF PREMIA CORPORATION

We acquired Premia Corporation on March 8, 2000. The success of this acquisition will depend on our ability to:

     o   successfully integrate and manage Premia's technology and operations;

     o   retain Premia's software developers;

     o develop and market new products and enhance existing products based on Premia's technology; and

     o   retain Premia's customer base.

Our failure to successfully address the risks associated with our acquisition of Premia could hurt our ability to develop and market products based on Premia's technology.

WE MAY ACQUIRE ADDITIONAL TECHNOLOGIES OR COMPANIES IN THE FUTURE AND THESE ACQUISITIONS COULD RESULT IN DILUTION TO OUR STOCKHOLDERS AND/OR DISRUPT OUR BUSINESS

We may acquire additional technologies or companies in the future through a merger, acquisition, joint venture or other structure. We may not be able to identify, acquire, profitably manage or successfully integrate any acquired business without substantial expense, delay or other operational or financial problems. Entering into an acquisition entails many risks, including:

     o   diversion of management's attention from other business concerns;

     o   failure to integrate and manage the combined company's business;

     o potential loss of key employees, including software developers and other information technology, or IT, professionals, from either our business or an acquired business;

     o dilution to our existing stockholders as a result of issuing common stock or other securities; and

     o   assumption of liabilities of an acquired company.

Any of these risks could significantly harm our business, operating results or financial condition or result in dilution to our stockholders. Except for the proposed merger with ObjectShare, we have no current agreements with respect to any future acquisitions.

WE HAVE LIMITED EXPERIENCE CONDUCTING OPERATIONS INTERNATIONALLY, WHICH MAY MAKE OVERSEAS EXPANSION MORE DIFFICULT AND COSTLY

To date, we have derived most of our revenues from sales to North American customers. We plan to expand our international operations in the future. There are many barriers and risks to competing successfully in the international marketplace, including:

     o   costs of customizing products for foreign countries;

     o   foreign currency risks;

     o   dependence on local vendors;

     o compliance with multiple, conflicting and changing governmental laws and regulations;

     o   longer sales cycles; and

     o   import and export restrictions and tariffs.

As a result of these competitive barriers to entry and risks, we cannot assure you that we will be able to successfully market, sell and deliver our products and services in international markets.

WE MAY FAIL TO EFFECTIVELY MANAGE AND SUPPORT OUR ANTICIPATED GROWTH IN
OPERATIONS

To succeed in the implementation of our business strategy, we must rapidly execute our sales strategy, further develop and enhance products and expand our service capabilities. To manage anticipated growth resulting from this strategy, we must:

     o continue to implement and improve our operational, financial and management information systems;

     o   hire, train and retain qualified personnel;

     o   continue to expand and upgrade core technologies; and

     o effectively manage multiple relationships with our customers, applications developers and other third parties.

If we fail to manage and support our growth as planned, our business strategy and the anticipated growth in revenues and our profitability may not be achieved.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

Our success depends significantly on our ability to protect our proprietary technologies. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services to our detriment. We rely on a combination of trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means provide only limited protection.

OUR PRODUCTS USE TECHNOLOGY THAT MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION AND OTHER COSTS

As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. For example, we inadvertently may be infringing a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware, which will cause us to be infringing such patent when it issues in the future. To address any patent infringement claims, we may have to enter into royalty or licensing agreements on commercial terms that are not favorable to us. A successful claim of product infringement against us, or our failure to license the infringed or similar technology, may cause us to delay or cancel shipment of our products or result in significant costs. This could hurt our revenues and profitability and result in a material adverse effect on our business, operating results and financial condition. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

OUR FAILURE TO DELIVER DEFECT-FREE SOFTWARE COULD RESULT IN GREATER LOSSES AND HARMFUL PUBLICITY

Our software products are complex and may contain defects or failures. Moreover, third parties may develop and spread computer viruses that may damage the functionality of our software products. Any of these events may result in delayed or lost revenues, loss of market share, failure to achieve market acceptance, reduced customer satisfaction, diversion of development resources, product liability or warranty claims against us, and damage to our reputation. Although we maintain liability insurance, this insurance coverage may not be adequate to cover losses from claims against us. Further, defending a product liability lawsuit, regardless of its merits, could harm our business because it entails substantial expense and diverts the time and attention of key management personnel.

OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR EBUSINESS

Our future success depends heavily on the Internet being accepted and widely used for commerce. If Internet commerce does not continue to grow or grows more slowly than expected, our business, operating results and financial condition would be materially adversely affected. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. Enterprises that have already invested substantial resources in other methods of conducting eBusiness may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Any of these factors could inhibit the growth of eBusiness solutions and in particular the market's acceptance of our products and services. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation, could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

THERE IS SUBSTANTIAL RISK THAT FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE

As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt new legislation or regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, these laws, rules or regulations could directly or indirectly harm us to the extent that they impact our business, customers and potential customers. We cannot predict if or how any future legislation or regulations would impact our business. Although many of these regulations may not apply to our business directly, we expect that laws regulating or affecting commerce on the Internet could indirectly harm our business.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

We expect cash on hand, cash equivalents, our line of credit and cash from future operations to meet our current working capital and capital expenditure needs. We may need to raise additional funds for other purposes and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. If we cannot raise necessary funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements, which could have a material adverse effect on our business, operating results and financial condition.

                          FORWARD - LOOKING STATEMENTS

         In this prospectus, we make statements about our future financial condition, results of operations and business. These are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will receive proceeds from the exercise of the warrants. If all the warrants were exercised, we would receive $567,951. We will use the net proceeds for general corporate purposes. We will bear all expenses relating to this registration except for brokerage or underwriting commissions and expenses, if any, which the selling stockholders will pay.

                              SELLING STOCKHOLDERS

         This prospectus covers the resale by the selling stockholders of 2,640,568 shares of our common stock issued according to the terms of a private placement, for acquisitions, and for services. This prospectus also covers the resale by selling stockholders of 146,379 shares of our common stock issuable upon exercise of warrants issued for services.

COMMON STOCK PRIVATE PLACEMENT

         The holders of our common stock issued in connection with the private placement have the material rights and obligations discussed below. The agreements relating to these rights and obligations have been previously filed by us with the SEC and you are urged to read them in their entirety.

         REGISTRATION RIGHTS AGREEMENT AND SECURITIES PURCHASE AGREEMENT

         In connection with our sale of common stock on July 15, 1999; July 30,1999 and September 2, 1999, we agreed to file a registration statement covering the resale of the common stock and the common stock issuable upon the exercise of warrants by August 29, 1999; September 13, 1999 and October 17, 1999 respectively and cause the registration statement to be declared effective by the SEC by October 13, 1999, October 28, 1999 and November 30, 1999 respectively. Since we did not file a registration statement until October 26, 1999 and the registration statement was not effective until November 6, 1999, we were required to issue 105,126 shares of common stock to the holders based on liquidated damages of $194,691.

         INVESTORS

         This prospectus covers the resale of common stock by investors in the private placement, none of which, to our knowledge, are broker-dealers or affiliates of a broker-dealer. According to the terms of the Registration Rights Agreement and the Securities Purchase Agreement, the investors exercised their right to request shares in compensation for late fees. Cranshire Capital, L.P. is selling 22,716 shares of common stock. Keyway Investment Ltd. is selling 24,052 shares of common stock. Lionhart Investments Ltd. is selling 20,044 shares of common stock. Dusseldorf Securities Ltd. is selling 7,448 shares of common stock. Gundyco in trust for RRSP 550-98866-19 and Canal, Ltd. are each selling 12,414 shares of common stock. Lloyd Miller is selling 1,361 shares of common stock. Bob Dagostino, Clay Hardman, and Tom Fuller are each selling 1,242 shares of common stock. Yeoman Ventures Limited is selling 951 shares of common stock.

PURCHASES OF COMPANIES

         This prospectus also covers the resale of common stock by the principals of Premia Corporation who received common stock through our purchase of their company. The transaction was completed on March 8, 2000. We issued 1,869,159 shares of common stock at $12.75 per share, which were worth a total of $23,831,777.25. None of these people, to our knowledge, are broker-dealers or affiliates of a broker-dealer. Eric Johnson is selling 402,933 shares of common stock. Donald Kinzer is selling 657,331 shares of common stock. Alice Kinzer is selling 350,000 shares of common stock. Douglas Root is selling 458,895 shares of common stock.

         This prospectus also covers the resale of 419,904 of common stock issued to the shareholders of Genitor Corporation in exchange for all of their outstanding common stock valued at $2,456,438.40. The transaction, made through a wholly owned subsidiary, was completed on June 12, 2000. None of these people, to our knowledge, are broker-dealers or affiliates of a broker-dealer. Michael
H. Acheson and Mr. Kim D. Cooke are each selling 4,648 shares of common stock. George H. Ashley Trustee for the George H. Ashley Trust (UAD 6/7/84) is selling 6,692 shares of common stock. Stacy Bierlein-Revocable Trust, Stephanie Bierlein-Revocable Trust, Edwin R. Clarke III, and Dennis M. and Joanne G. Tibble Joint Tenants and Charles Hall are each selling 2,414 shares of common stock. A.G. Edwards and Sons as custodian for Carl D. Crankshaw Rollover IRA is selling 3,967 shares of common stock. Dr. Lee Sider is selling 6,898 shares of common stock. Alex Ingardona and Bippy Siegal are each selling 3,449 shares of common stock. Charles Wm. Foster is selling 1,725 shares of common stock. Norman Paul M.D. and Sally M. Paul Joint Tenants and John F. McMillen are each selling 4,829 shares of common stock. Kent Petzold is selling 2,776 shares of common stock. Kirk M. McInerney, Ltd. is selling 1,724 shares of common stock. George
M. Richmond Living Trust, George M. Richmond Trustee is selling 7,244 shares of common stock. Frank R. & Patricia L. Seidl, Joint Tenants and Ronald E. Rosenberg are each selling 2,759 shares of common stock. David Schoenbach is selling 3,450 shares of common stock. Carol A. Seidl and F. Andy Seidl Joint Tenants are selling 62,330 shares of common stock. F. Andy Seidl and Carol A. Seidl, Joint Tenants are selling 74,276 shares of common stock. Timothy Swanson is selling 4,022 shares of common stock. Arbor Venture Partners, L.L.C. is selling 174,361 shares of common stock. Patricia Bierlein is selling 22,210 shares of common stock. Seidl Computer Engineering, Inc. is selling 4,789 shares of common stock.

INVESTMENT BANKING SERVICES

         This prospectus also covers the resale of 100,000 shares of common stock by First Security Van Kasper for investment banking services.

         This prospectus also covers the resale of 146,379 shares of common stock issuable upon the exercise of warrants issued to Kaufman Bros., L.P. for investment banking services. The warrants are exercisable at $3.88 and expire on April 17, 2001. The warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

         We are registering the shares of common stock offered in this prospectus with the SEC to permit public secondary trading. As a result, the selling stockholders may offer all or part of the shares for resale to the public from time to time.

         The table below lists information regarding the selling stockholders' ownership of shares of our common stock. Information concerning the selling stockholders may change from time to time. To the extent that the selling stockholders or any of its representatives advise us of such changes and if required, we will report those changes in a supplement to this document. Except as set forth in this prospectus, to our knowledge, no selling stockholder has held any position of office, or has had any material relationship, with us or any parties related to us within the past three years.

         The Amount Offered column assumes no sales are effected by the selling stockholders during the offering period other than under the registration statement.

                                                                                             Amount         Percentage
                                            Amount         Percentage                     Beneficially     Beneficially
                                         Beneficially     Beneficially                       Owned            Owned
                                         Owned Prior       Owned Prior       Amount        Following        Following
                 Name                    to Offering       to Offering      Offered         Offering         Offering
------------------------------------     ------------     ------------      -------       ------------     ------------
Eric Johnson (1)                            402,933            *%            402,933               0            0%
Donald Kinzer (2)                           657,331           1.41%          657,331               0            0
Alice Kinzer (3)                            350,000            *%            350,000               0            0
Douglas Root (4)                            458,895            *%            458,895               0            0
First Security Van Kasper (5)               100,000            *%            100,000               0            0
Cranshire Capital, LP (6)                    22,716            *%             22,716               0            0
Keyway Investment Ltd. (7)                   24,052            *%             24,052               0            0
Lionhart Investments Ltd. (8)                20,044            *%             20,044               0            0
Dusseldorf Securities Ltd. (9)                7,448            *%              7,448               0            0
Canal, Ltd. (10)                             12,414            *%             12,414               0            0
Gundyco in Trust for
 RRSP 550-98866-19 (11)                      12,414            *%             12,414               0            0
Lloyd Miller (12)                             1,361            *%              1,361               0            0
Bob Dagostino (12)                            1,242            *%              1,242               0            0
Clay Hardman (12)                             1,242            *%              1,242               0            0
Tom Fuller (12)                               1,242            *%              1,242               0            0
Yeoman Ventures Limited (13)                    951            *%                951               0            0
Michael H. Acheson  (14)                      4,648            *%              4,648               0            0
George H. Ashley,  (14)
Trustee for the George H. Ashley
Trust (UAD 6/7/84)(14)                        6,692            *%              6,692               0            0
Stacy Bierlein Revocable Trust (14)           2,414            *%              2,414               0            0
Stephanie Bierlein Revocable Trust (14)       2,414            *%              2,414               0            0
Edwin R. Clarke III (14)                      2,414            *%              2,414               0            0
Mr. Kim D. Cook (14)                          4,648            *%              4,648               0            0
A.G. Edwards and Sons As Custodian
for Carl D. Crankshaw Rollover IRA (14)       3,967            *%              3,967               0            0
Charles Hall (14)                             2,414            *%              2,414               0            0
Dr. Lee Sider (14)                            6,898            *%              6,898               0            0
Alex Ingardona (14)                           3,449            *%              3,449               0            0
Bippy Siegal (14)                             3,499            *%              3,449               0            0
Charles Wm. Foster (14)                       1,725            *%              1,725               0            0
John F. McMillen (14)                         4,829            *%              4,829               0            0
Norman  Paul M.D. and Sally M. Paul,
Joint Tenant (14)                             4,829            *%              4,829               0            0
Kirk M. McInerney, Ltd. (14)                  1,724            *%              1,724               0            0
Kent Petzold (14)                             2,776            *%              2,776               0            0
George M. Richmond Living Trust,
George M. Richmond, Trustee (14)              7,244            *%              7,244               0            0
Ronald E. Rosenberg (14)                      2,759            *%              2,759               0            0
David Schoenbach (14)                         3,450            *%              3,450               0            0
Carol A. Seidl and F. Andy Seidl
Joint Tenants (15)                           62,330            *%             62,330               0            0
F Andy Seidl and Carol A. Seidl,
Joint Tenants (15)                           74,276            *%             74,276               0            0
Frank R. & Patricia L. Seidl, Joint
Tenants (14)                                  2,759            *%              2,759               0            0
Timothy Swanson (14)                          4,022            *%              4,022               0            0
Dennis M. and Joanne G. Tibble, Joint
Tenants (14)                                  2,414            *%              2,414               0            0
Arbor Venture Partners, LLC (16)            174,361            *%            174,361               0            0
Patricia Bierlein (14)                       22,210            *%             22,210               0            0
Seidl Computer Engineering, Inc. (17)         4,789            *%              4,789               0            0
Kaufman Bros. (18)                          246,379            *%            146,379         100,000            *

------------------------

  *  Represents less than one percent.

 (1) Shares of common stock issued upon the purchase of Premia Corporation. Eric Johnson is Chief Architect for our company.

 (2) Shares of common stock issued upon the purchase of Premia Corporation. Donald Kinzer is Chief Architect for our company.

 (3) Shares of common stock issued upon the purchase of Premia Corporation.

 (4) Shares of stock owned upon the purchase of Premia Corporation. Douglas Root is the Director of Marketing Communications for our company.

 (5) Shares of common stock issued for services. The natural person who exercises control over these shares is Mr. D. Jonathan Merriman.

 (6) Shares of common stock issued per contract for a payment of late fees. The general partner of Cranshire Capital, LP is Downsville Capital, Inc., the president of which is Mr. Mitchell Kopin.

 (7) Shares of common stock issued per contract for a payment of late fees. The natural person who exercises control over these shares is Mr. Paul Moore.

 (8) Shares of common stock issued per contract for a payment of late fees. The natural person who exercises control over these shares is Mr. Terry Duffy.

 (9) Shares of common stock issued per contract for a payment of late fees. The natural person who exercises control over these shares is Mr. Barry Herman.

(10) Shares of common stock issued per contract for a payment of late fees. The natural person who exercises control over these shares is Mr. Scott Clay.

(11) Shares of common stock issued per contract for a payment of late fees. The natural person who exercises control over these shares is Mr. Mark Shoom.

(12) Shares of common stock issued per contract for a payment of late fees.

(13) Shares of common stock issued per contract for a payment of late fees. The natural person who exercises control over these shares is Mr. Giora Lavie.

(14) Shares of common stock issued through an exchange of all outstanding common stock of Genitor Corporation. The named person is the natural person exercising control over these shares.

(15) Shares of common stock issued through an exchange of all outstanding common stock of Genitor Corporation. Carol A. Seidl and F. Andy Seidl are the people in charge of the shares. They are Project Architects for our company.

(16) Shares of commons stock issued per contract for the acquisition of Genitor Corporation. The natural person who exercises control over these shares is Mr. Richard P. Eidswick.

(17) Shares of common stock issued through an exchange of all outstanding common stock of Genitor Corporation. The natural person who exercises control over these shares is F. Andy Seidl.

(18) 100,000 shares of common stock owned prior to offering are not included in this offerin. The offering includes 146,379 shares of common stock issuable upon the exercise of warrants. The natural person who exercises control over these shares is Mr. Bradford Harris.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

         o On any U.S. securities exchange on which our common stock may be listed at the time of such sale;

         o   In the over-the-counter market;

         o In transactions other than on such exchanges or in the over-the-counter market;

         o   In connection with short sales; or

         o   In a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities under the prospectus.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer to sell the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

             (1) the name of any such broker-dealers;

             (2) the number of shares involved;

             (3) the price at which such shares are to be sold;

             (4) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

             (5) that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

             (6) other facts material to the transaction.

         The stock purchase agreements have reciprocal indemnification provisions between us and each selling stockholder to indemnify each other against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact. We have agreed to bear customary expenses incident to the registration of the shares for the benefit of the selling stockholders in accordance with such agreements, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the investor.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the SEC to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and this offering, you may refer to the registration statement and its exhibits. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC or on the SEC's website described above.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Annual Report on Form 10-K for the fiscal year ended March 31, 2000; and

         2. Registration Statement on Form 10, as amended, containing the description of our common stock, dated April 27, 1995.

         You may request a copy of these filings, at no cost, by writing to us at 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707-8713, Attention:
Investor Relations.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         We have entered into an indemnification agreement with each of our directors and officers. In some cases, the provisions of the indemnification agreement may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature. The indemnification agreement may also require us to obtain directors' and officers' liability insurance, if available on reasonable terms. We maintain a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $10,000,000 through 2001.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Parker Chapin, LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary.

                                     EXPERTS

         The financial statements for the years ended March 31, 2000 and 1999, incorporated by reference in this Prospectus from the Annual Report on Form 10-K of StarBase Corporation for the year ended March 31, 2000, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF __________, 2000.


                                ----------------


                             TABLE OF CONTENTS PAGE

                                                                  PAGE
                                                                 ------

Risk Factors                                                        3

Forward-Looking Statements                                          9

Use of Proceeds                                                     9

Selling Stockholders                                                9

Plan of Distribution                                               14

Where You Can Find More Information                                15

Indemnification of Directors and Officers                          15

Legal Matters                                                      16

Experts                                                            16

--------------------------------------------------------------------------------


                        2,640,568 SHARES OF COMMON STOCK


                              STARBASE CORPORATION


                                  -------------

                                   PROSPECTUS

                                  -------------


                             _________________, 2000

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Stow III and Douglas S. Norman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place an stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering) that is to be effective upon filing pursuant to Rule 462(b) under the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

               Signature                                   Title                           Date
               ---------                                   -----                           ----
        /s/ William R. Stow III                 President, Chief Executive Officer    July 24, 2000
----------------------------------------        and Chairman of the Board
            William R. Stow III


        /s/ Donald R. Farrow                    Executive Vice President              July 24, 2000
----------------------------------------        and Director
            Donald R. Farrow


        /s/ Frank R. Caccamo                    Director                              July 24, 2000
----------------------------------------
            Frank R. Caccamo


        /s/ John R. Snedegar                    Director                              July 24, 2000
----------------------------------------
            John R. Snedegar


        /s/ Phillip E. Pearce                   Director                              July 24, 2000
----------------------------------------
            Phillip E. Pearce


        /s/ Daniel P. Ginns                     Director                              July 24, 2000
----------------------------------------
            Daniel P. Ginns


        /s/ Barry W. Sullivan                   Director                              July 24, 2000
----------------------------------------
            Barry W. Sullivan


        /s/ Douglas S. Norman                   Chief Financial Officer               July 24, 2000
----------------------------------------        Assistant Secretary
            Douglas S. Norman

                                  EXHIBIT INDEX


 EXHIBIT NO.                  DESCRIPTION OF EXHIBIT
 -----------    ----------------------------------------------------------------

    4.1 Form of Registration Rights Agreement. Incorporated by reference to Exhibit 4.1 to the Company's Report on Form 10-QSB for the period ended June 30, 1999.

    4.2 Form of Securities Purchase Agreement. Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-QSB for the period ended June 30, 1999.

    4.3         Form of Warrant. (Kaufman Bros., L.P.)

    4.4 Stock Purchase Agreement, dated as of March 8, 2000, among StarBase, Premia and each of stockholders of Premia. Incorporated by reference to the company's Form 8-K (file number 000-25612) filed with the Commission on March 23, 2000.

    4.5 Agreement and Plan of Merger (By and among StarBase Corporation, Genitor Acquisition Corp., and Genitor Corporation). Incorporated by reference to the Company's Form 10-K (file number 0-25612) filed for the fiscal year ended March 31, 2000.

    5.1         Opinion of Parker Chapin, LLP.

   23.1         Consent of Parker Chapin, LLP. Included in Exhibit 5.1.

   23.2         Consent of PricewaterhouseCoopers, LLP

   23.3         Consent of Deloitte & Touche, LLP

   24.1 Powers of Attorney of certain directors and officers of StarBase. Included as part of the signature page on page 18 of this filing.


                                      E-1